Exhibit 99.1

   JoS A. Bank Elects New Director; William E. Herron to Join Board

    HAMPSTEAD, Md.--(BUSINESS WIRE)--Feb. 23, 2005--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market:JOSB) announced today that William E. Herron has been named as an additional director of the Company. Mr. Herron, a retired United States Naval Reserve Rear Admiral, is a strategic business consultant, with extensive background in accounting and auditing practices. Mr. Herron was a licensed certified public accountant for over 30 years and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.
    "I am pleased to be associated with such a dynamic and successful company," said Mr. Herron, a former Managing Partner of Arthur Andersen's Office of Governmental Services. He continued, "JoS. A. Bank's sustained, double digit growth in sales and earnings over the past five years has made it a leader in the industry. I look forward to working with management and my fellow board members as the Company moves toward its strategic goal of 500 stores by fiscal year-end 2007."
    Robert N. Wildrick, Chief Executive Officer and President, welcomed Mr. Herron saying, "We are fortunate that Bill has agreed to join our Board. He will further strengthen the considerable financial and corporate governance expertise already represented by our directors."
    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 269 stores in 37 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB".
    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
              or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com
              or
             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com